Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

Gold Royalty Corp.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid
	Equity	Common shares, no par value	Rule 457(c)	9,393,681	$2.555	$24,000,854.955	$0.0000927	$2,224.88
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				$2.555			$2,224.88
	Total Fees Previously Paid							-
	Total Fee Offsets							$-
	Net Fee Due							$2,224.88

(1)	The common shares being registered hereunder are being registered for sale by the selling shareholder named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered include such indeterminate number of common shares as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar events.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of our common shares on NYSE American on September 22, 2022.